EXHIBIT 99.6

CONTACT:
Julie Ames	Trista Morrison
CancerVax Corporation	Atkins + Associates
Director, Corporate Communications	Media & Investor Relations
760-494-4252	858-527-3490

CANCERVAX ANNOUNCES RETROSPECTIVE ANALYSES OF
PHASE 2 DATA ON ITS INVESTIGATIONAL AGENT CANVAXIN™
IN THE TREATMENT OF PATIENTS WITH STAGE IV MELANOMA
Data Presented at ASCO Annual Meeting

Carlsbad, CA — June 7, 2004 - CancerVax Corporation (NASDAQ: CNVX) announced today that data from retrospective analyses show that treatment with Canvaxin™, the Company’s investigational specific active immunotherapy, significantly improved median overall survival of patients with Stage IV melanoma. Data were collected from 1,856 patients with Stage IV melanoma, 606 of whom received Canvaxin™ during Phase 2 clinical trials conducted at the John Wayne Cancer Institute (JWCI). These data were presented on June 7, 2004 during the American Society of Clinical Oncology 2004 Annual Meeting in New Orleans, Louisiana.

“The current prognosis for patients with Stage IV melanoma is poor, so we are encouraged by these analyses indicating that treatment with Canvaxin™ may improve survival,” said David F. Hale, President and CEO of CancerVax. “We are currently conducting two pivotal, Phase 3 clinical trials to evaluate our product candidate, Canvaxin™, for the treatment of Stage III and Stage IV melanoma at 80 clinical trial sites throughout the world.”

Donald L. Morton, M.D., Medical Director and Surgeon-in-Chief of the JWCI, presented a poster entitled “Active Specific Immunotherapy with a Polyvalent Cancer Vaccine Prolongs Survival in AJCC Stage IV Melanoma,” which summarized retrospective analyses of data collected during Phase 2 clinical trials of Canvaxin™ conducted at JWCI. The median overall survival of 268 patients with Stage IV melanoma who received Canvaxin™ following the surgical removal of their tumors was 42.4 months, compared to 14.3 months for 170 historical control patients who did not receive Canvaxin™ following surgery. In an analysis of patients with Stage IV melanoma who did not undergo surgical resection of their tumors, median overall survival of 338 patients who received Canvaxin™ was 16.9 months, compared to 8.8 months for 1,080 historical control patients who did not receive Canvaxin™.

The abstract is available on the ASCO web site (www.asco.org) and on CancerVax’s home page (www.cancervax.com) in the “Focus” section.

About Melanoma According to the American Cancer Society, melanoma is the deadliest type of skin cancer and is the sixth most commonly diagnosed cancer in the United States. As reported by the World Health Organization, the worldwide incidence, or number of newly diagnosed cases, of melanoma in 2000 was 132,600, with 37,000 people dying of the disease. The American Cancer Society estimates that in the United States, approximately 55,000 people will be diagnosed with melanoma and 7,900 will die as a result of the disease in 2004. Furthermore, according to the National Cancer Institute, since 1997 the incidence of new melanoma cases in the United States has increased at an average rate of more than 5% per year, one of the highest growth rates for any type of cancer. In 2000, over 510,000 patients in the United States were alive who had been diagnosed with melanoma.

About Canvaxin™

Canvaxin™, one of a new class of products being developed in the area of specific active immunotherapy, is based on a proprietary technology that potentially may be applied to treat a number of cancers. Canvaxin™ is polyvalent, expressing at least 38 tumor-associated antigens that may stimulate an immune response; allogeneic, which may result in a stronger immune response, improved quality control and lower manufacturing costs than patient-specific immunotherapies; and is made of whole cells, which may stimulate a stronger immune response than other immunotherapy approaches that use cell fragments, peptides or antigens alone. Canvaxin™ has both orphan drug and fast track designations from the FDA for the treatment of invasive and metastatic melanoma, respectively, and is currently being studied in two international Phase 3 clinical trials for the treatment of patients with Stage III and Stage IV melanoma.

About CancerVax Corporation (www.cancervax.com) CancerVax Corporation is a biotechnology company focused on the research, development and commercialization of novel biological products for the treatment and control of cancer. The Company’s lead product candidate, Canvaxin™, is one of a new class of products being developed in the area of specific active immunotherapy, also known as therapeutic cancer vaccines. Canvaxin™ is currently being studied in two international Phase 3 clinical trials for the treatment of patients with Stage III or Stage IV, or advanced-stage, melanoma. The Company is also finalizing the design of exploratory Phase 2 clinical trials for patients with other advanced-stage solid tumors (e.g., colon, renal, glioma). CancerVax also plans to identify and develop new product candidates based on its proprietary specific active immunotherapy, anti-angiogenesis and T-oligonucleotide, or telomere homolog oligonucleotide, technology platforms, as well as on its human monoclonal antibody technology. CancerVax’s corporate headquarters and research and development facility is located in Carlsbad, California and its biologics manufacturing facility is located in the Los Angeles, California area.

Forward Looking Statements

CancerVax cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by CancerVax that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in CancerVax’s business including, without limitation, statements about: the potential for its product candidates to result in marketable products; difficulties or delays in research, development, testing, obtaining regulatory approval, producing and marketing its technologies and product candidates; unexpected adverse side effects or inadequate therapeutic efficacy of its product candidates that could delay or prevent product development or commercialization, or that could result in recalls or product liability claims; the scope and validity of patent protection for its product candidates; its ability to meet product candidate development objectives; competition from other pharmaceutical or biotechnology companies; its ability to obtain additional financing to support its operations; its ability to attract and retain experienced scientists and management; and other risks detailed in CancerVax’s Securities and Exchange Commission filings, including CancerVax’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, and quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2004. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and CancerVax undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof.

CancerVax® is a registered trademark of CancerVax Corporation.

Canvaxin™ is a trademark of CancerVax Corporation.

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